 ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (the “Agreement”) is made and executed as of the 17th day of July, 2009, by and between NeoMedia Technologies, Inc., a company organized under the laws of the State of Delaware, United States of America, with its principal offices located at Two Concourse Parkway, Suite 500, Atlanta, GA 30328, USA ( the “Seller”) and Greg Lindholm, an individual residing in, and subject to, the laws of the State of Florida, United States of America, with his principal place of business located at 586 Lakewood Drive, Oldsmar, FL 34677 (the “Purchaser”) (collectively referred to herein as “Parties” or individually as “Party”).  This Agreement shall be effective July 16, 2009 (the “Effective Date”).

WITNESSETH

WHEREAS, Seller owns or controls, or both all rights to certain intellectual property and related technology and know-how, known collectively as the Wang Interchange Source Processor (“WISP”), which is an integrated set of software utilities that facilitates the complete migration of Wang VS applications to UNIX and Windows (collectively, the “Assets”), all of which Assets are listed in Schedule 1 attached hereto;  and

WHEREAS, Purchaser wishes to purchase the Assets and Seller is willing to sell the Assets in exchange for a Royalty as described below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

ARTICLE I.   Definitions

1.1           “Confidential Information” shall mean all information disclosed to a Party (“Receiving Party”) by the other Party (“Disclosing Party”) in connection with this Agreement that is conveyed (a) in written, graphic, or other tangible form and conspicuously marked “confidential”, “proprietary” or in some other manner to indicate its confidential or proprietary nature; or (b) orally, provided that such information is designated in writing as confidential or proprietary within thirty (30) days of such oral disclosure. Additionally, subject to Article VI below, the following information shall be deemed Confidential Information even if not conspicuously marked “confidential” or “proprietary”:  all know-how in whatever form,  documentation, formulations, algorithms, compilations, manuals, manufacturing processes, business methods, computer programs, symbols, or other know-how and supporting material related to the research, development, manufacture, marketing, sale, copyrights, trademarks, patents, technology, trade secrets and internal management systems relating to the Assets, whether conveyed verbally, in writing, on diskette, on tape or other media.

1.2           “Documentation” shall mean all elements of Know-how, Software, customer agreements, service history and other Licensed Technology that are in writing or other tangible form.

1.3           “Know-how” shall mean all trade secrets and Confidential Information, including process or production information, formulas, information on compositions of matter, techniques or methods related to the manufacture, package, assembly, marketing, sale or distribution of the Licensed Products, Know-how or Licensed Technology.

1.4           “Licensed Products” shall mean any product that is manufactured, used, marketed, distributed or sold by Purchaser or any of its Subsidiaries or affiliates using any of the Licensed Technology or Know-how.

1.5           “Licensed Technology” shall mean, individually and collectively, the Know-how and Confidential Information which are sold pursuant to the terms of this Agreement, and are necessary for the marketing, sale or distribution of the services provided by the Assets, and which are being sold by the Seller to the Purchaser pursuant to this Agreement.

1.6           “Licensed Trademarks & Copyrights” shall mean the Seller trademarks of “WISP” and other related Seller trademarks, tradenames and copyrighted material associated with any and all Products made with the Licensed Technology, Licensed Patents and Know-how.

1.7           “Subsidiaries” shall mean those corporate entities in which a Party directly or indirectly owns 50% or more of the voting securities of such corporate entities, or is otherwise related to a Party through 50% or more of common ownership of the stock by the same parent.

1.8      “Customers” shall mean the listed persons and business and governmental entities who, as of the date of this Agreement, purchase services provided by means of the Assets (the “Services”) as set forth in Schedule 2 attached hereto, successors, assigns or transferees of such persons and business and governmental entities, and all other persons or business and governmental entities who may hereafter become a purchaser of the Services.  “Customer” shall mean an individual person or business or governmental entity, and its successors, assigns or transferees who, as of the date of this Agreement or who thereafter, purchases the Services.

ARTICLE II.  SALE OF ASSETS

2.1           As of the Effective Date, Purchaser shall purchase and accept, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, all of Seller’s rights, titles and interests in and to the Assets.  As of the Effective Date of this Agreement, except as may otherwise be set forth herein, Purchaser shall have all rights to, responsibilities for, obligations of, and liabilities related to the Assets and Seller shall be relieved of all such rights, responsibilities, obligations, and liabilities.

2.2            Seller shall assist Purchaser in transitioning Customer relationships from Seller to Purchaser.  The Parties shall jointly draft and send to each Customer a letter advising the Customer of the fact that Purchaser will now be responsible for all future relations with Customers related to the Services and how to contact Purchaser.  In the event that, after the Effective Date, a Customer contacts Seller about any issue related to the Services, or to the Assets or sale thereof to Purchaser, Seller shall refer such Customer to Purchaser.  In the event any other person or entity makes an inquiry of Seller about purchasing the Services, Seller shall refer such person or entity to Purchaser.

2.3            Upon the Effective Date, Purchaser shall be responsible for billing of all Customers.  To assist Purchaser in such billing, Seller shall make available to Purchaser, upon Purchaser’s request and at Seller’s place of business, copies of its billing record for the Customers.  In the event a Customer remits to Seller, after the Effective Date, a payment due to Purchaser, Seller shall, within thirty (30) days, forward such payment in full to Purchaser.  Seller shall have the sole right to any payments received by Seller prior to the Effective Date and shall have no obligation to forward such payments to Purchaser.

2.4           As of the Effective Date, Purchaser shall be responsible for providing the Services to the Customers, including but not limited to responding to and rectifying any Customer service claims or complaints, whether the matter that gave rise to such claim or complaint occurred prior to or after the Effective Date. WISP support services are only provided to Customers who purchase and keep current a WISP Maintenance and Support Agreement, nothing in this agreement changes this or requires Purchaser to provide support beyond the level stated in the WISP Maintenance and Support Agreement.

2.5           Purchaser shall not represent to any entity or person, in any manner, that it represents, acts on behalf of, is an agent for, or is otherwise authorized to bind or act on behalf of Seller.

2.6           As of the Effective Date, Purchaser shall have the exclusive right to prosecute, maintain, defend and enforce the Assets, entirely at its own cost and discretion and Seller shall have no obligation to take any action for the prosecution, maintenance, defense or enforcement of the Assets in any way.

2.7           Except for the Assets sold under this Agreement, Purchaser is not granted any license or other rights relating to the products or patents or other intellectual property rights of the Seller whether by implication or otherwise.

2.8           As of the Effective Date, the Parties shall terminate that certain other agreement between them entitled “Consulting Agreement” and dated March 24, 2008.  Seller shall pay Purchaser all amounts due Purchaser under the Consulting Agreement as of the date of termination and Purchaser shall provide all services required of it up through the date of termination of the Consulting Agreement.

ARTICLE III.  REVENUES AND ROYALTY
3.1           Purchaser shall be entitled to all payments received from Customers on or after the Effective Date resulting from the sale, lease, licensing, maintenance or other services provided by means of the Assets (the “Revenues”).  In consideration for its acquisition of the Assets, Purchaser shall pay to Seller a royalty of twenty percent (20%) of the Revenues for three (3) years following the Effective Date (the “Royalty”).

3.2         In the event that changes or upgrades will need to be made to the Assets in order for the Services to continue to perform in a satisfactory manner, Purchaser shall make such changes in a manner and time frame as required by and specified in a customer's extant WISP Maintenance and Support Agreement.  Purchaser shall be solely responsible, at its sole expense, for making any such changes or upgrades. Purchaser is not required to make any changes for or provide any services to any customer who does not have an extant WISP Maintenance and Support Agreement.

3.3           Payment of Royalties shall be made on a monthly basis for the three (3) year period following the Effective Date.  Each payment shall be made within thirty (30) days after the end of each month and shall include a summary statement of the Revenues and the Royalty calculation.  In the event of termination of this Agreement, a final Royalty payment shall be made within thirty (30) days following such termination.

3.3           All payments owed to Seller pursuant to this Article III Revenues and Royalty shall be made in U.S. Dollars by check sent by U.S. mail to the last known address of the Seller or by other mutually agreed upon method.

ARTICLE IV. WARRANTIES

No warranties, express, implied or statutory are made with respect to the Assets or any part thereof except as expressly set forth in this Section.

4.1.           The Seller represents and warrants that: (i) the Seller is duly authorized and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the Seller has the right to sell the Assets; (iii) the execution, delivery and performance by it of this Agreement will not violate any provision of any applicable law or regulation presently in effect or any provision of its constituent documents or result in a breach of any agreement, obligation or restriction by which it is bound; (iv) this Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and conditions; (v) it is not under any obligation to any person, contractual or otherwise, conflicting or inconsistent in any respect with the terms of this Agreement or which would impede the diligent and complete fulfillment of its obligations hereunder; and (vi) the Assets sold by it hereunder are provided on an “AS IS” basis and subject to the further limitations set forth in Section 4.3 below.

4.2           Purchaser represents and warrants that:  (i) Purchaser is duly authorized and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) Purchaser has conducted sufficient due diligence investigation with respect to the Assets in all respects, including but not limited to, the legal status and the technical effectiveness thereof; (iii) the execution, delivery and performance by it of this Agreement will not violate any provision of any applicable law or regulation presently in effect or any provision of its constituent documents or result in a breach of any agreement, obligation or restriction by which it is bound; (iv) this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms and conditions; (v) it is not under any obligation to any person, contractual or otherwise, conflicting or inconsistent in any respect with the terms of this Agreement or which would impede the diligent and complete fulfillment of its obligations hereunder; and (vi) the Assets purchased by it hereunder are purchased on an “AS IS” basis and subject to the further limitations set forth in Section 4.3 below.

4.3           The provisions of Article V allocate the risks under this Agreement between the Seller and the Purchaser, and the respective benefits and obligations described herein reflect such allocation of risk and the limitation of liability agreed to under this Agreement.  Nothing in this Article IV shall be construed as: (i) a warranty or representation by Seller as to the validity or scope of any component of the Assets; or (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under this Agreement does not or will not infringe the intellectual property rights of third parties; or (iii) a requirement that either Party shall file any patent application, secure any patent or maintain any patent in force; or (iv) conferring a right to use in advertising, publicity or otherwise any trademark or trade name of the other Party; or (v) granting by implication, estoppel or otherwise any License or rights under any Patent, technology, trademark or copyright other than the Licensed Patents, Know-how and Licensed Trademarks & Copyrights.

THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, AND THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  SELLER SHALL NOT HAVE ANY LIABILITY OF ANY NATURE WITH REGARD TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT OR INFRINGEMENT, QUALITY, EFFICIENCY, SUITABILITY, EFFECTIVENESS, ACCURACY, CHARACTERISTICS, VALIDITY, SCOPE OR USEFULNESS OF THE ASSETS, INCLUDING BUT NOT LIMITED TOANY LICENSED TECHNOLOGY, KNOW-HOW OR LICENSED TRADEMARK & COPYRIGHT.  IN NO EVENT WILL THE SELLER OR ANY OF ITS SUPPLIERS, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS BE LIABLE FOR: (1) LOST PROFITS, LOST DATA OR LOST USE, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY INDIRECT, SPECIAL OR PUNITIVE DAMAGES REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SELLER OR ANY OF ITS SUPPLIERS, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (2) DAMAGES CAUSED BY THE PURCHASER’S FAILURE TO PERFORM ITS RESPONSIBILITIES UNDER THIS AGREEMENT; (3) REPAIRS OR ALTERATIONS TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS DONE WITHOUT THE PRIOR WRITTEN APPROVAL OF THE SELLER; (4) USE OF THE ASSETS IN A MANNER THAT IS NOT AUTHORIZED BY THIS AGREEMENT; OR (5) THE MANUFACTURE, USE, MARKETING, DISTRIBUTION, SALE, OR OTHER DISPOSITION BY PURCHASER, ITS AFFILIATES OR SUBSIDIARIES OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS INCORPORATING OR SOLD IN CONNECTION WITH THE KNOW-HOW, LICENSED TECHNOLOGY OR LICENSED TRADEMARKS & COPYRIGHTS.  NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION THAT THE POSSESSION OR USE OF THE ASSETS WILL PRODUCE PRODUCTS FREE FROM DEFECTS OR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.   NO DEMAND, CLAIM, SETTLEMENT, AWARD OR JUDGMENT BY OR TO ANY THIRD PARTY CONCERNING ANY OF THE FOREGOING ENTITLE PURCHASER TO REIMBURSEMENT OF ANY COMPENSATION OR ROYALTY PAID PURSUANT TO THIS AGREEMENT OR TO ANY OTHER RELIEF.

ARTICLE V. INDEMNIFICATION

5.1           Purchaser shall defend, indemnify and hold harmless Seller and its Subsidiaries, directors, officers, employees, agents, representatives and consultants thereof (“Indemnified Persons”) from and against any and all claims, actions, damages, losses, expenses, costs (including without limitation reasonable attorneys’ fees and litigation or arbitration costs) or other liability incurred by the Seller and Indemnified Persons, arising out of or relating to any allegation of or actual breach of any: (1) term or condition of this Agreement by Purchaser or its subsidiaries, affiliates, officers, directors, employees, agents, representatives, or consultants (“the Indemnifying Parties”); (2) representation, warranty or covenant of Purchaser or the Indemnifying Parties under this Agreement; (3) negligence or willful misconduct by Purchaser or the Indemnifying Parties and (4) alleged infringement or violation by Purchaser or the Indemnifying Parties of any third person’s intellectual property rights arising as a result of Purchaser’s or the Indemnifying Party’s use, sale, import, export, marketing, distribution or manufacture of the Assets outside the scope of the sale under this Agreement; provided, that Seller shall provide to Purchaser prompt written notice of any such claim for which indemnification is sought and shall further provide reasonable cooperation in the defense and all related settlement negotiations thereof. Purchaser shall have the sole right to control the defense of a claim for which indemnification is sought hereunder. Notwithstanding any of the foregoing, the Seller and the Indemnified Persons shall have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice in the defense of such claim.  Neither Party shall have any liability for claims arising out of the other Party’s use of the Assets, including but not limited to the Licensed Technology, Know-how, Licensed Patents, Licensed Trademarks & Copyrights or the Licensed Products whether authorized by this Agreement or otherwise.

5.2           Seller shall defend, indemnify and hold harmless Purchaser and its Subsidiaries, directors, officers, employees, agents, representatives and consultants thereof (“Indemnified Persons”) from and against any and all claims, actions, damages, losses, expenses, costs (including without limitation reasonable attorneys’ fees and litigation or arbitration costs) or other liability incurred by the Purchaser and Indemnified Persons, arising out of or relating to any allegation of or actual breach of any: (1) term or condition of this Agreement by Seller or its subsidiaries, affiliates, officers, directors, employees, agents, representatives, or consultants (“the Indemnifying Parties”); (2) representation, warranty or covenant of Seller or the Indemnifying Parties under this Agreement; (3) negligence or willful misconduct by Seller or the Indemnifying Parties and (4) alleged infringement or violation by Seller or the Indemnifying Parties of any third person’s intellectual property rights arising as a result of Seller’s or the Indemnifying Party’s use, sale, import, export, marketing, distribution or manufacture of the Assets outside the scope of the sale under this Agreement; provided, that Purchaser shall provide to Seller prompt written notice of any such claim for which indemnification is sought and shall further provide reasonable cooperation in the defense and all related settlement negotiations thereof. Seller shall have the sole right to control the defense of a claim for which indemnification is sought hereunder. Notwithstanding any of the foregoing, the Purchaser and the Indemnified Persons shall have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice in the defense of such claim. Neither Party shall have any liability for claims arising out of the other Party’s use of the Assets, including but not limited to the Licensed Technology, Know-how, Licensed Patents, Licensed Trademarks & Copyrights or the Licensed Products whether authorized by this Agreement or otherwise.

5.3           The Indemnifying Person in Sections 5.1, shall further indemnify and hold harmless the Indemnified Persons in Section 5.1 for any claim by any person, whether or not a Customer, arising out of the sale or use of the Services, whether such claim arose prior to or after the Effective Date and whether or not such claim relates to an alleged failure of the Services to operate properly or in a manner consistent with any contractual obligation that Seller or Purchaser may have with the person. Not by way of limitation, but by way of example, this indemnity shall extend to claims made under tort or contract, or both, and claims for legal or equitable, or both, relief. This indemnity shall apply to any such claims whether or not either Party knew or should have known of such claim or potential claim.

ARTICLE VI. CONFIDENTIALITY

6.1           Neither Party shall originate or otherwise publish any news release, or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties without the prior written approval of the other Party.  If either of the Parties learn Confidential Information of the other Party, such Party shall keep confidential the Confidential Information and shall not use or disclose, either directly or indirectly, to any person or entity the Confidential Information of the other Party for any purpose other than as provided for in this Agreement without the express, written permission of the other Party, except that each Party may: (i) use the Confidential Information of the other Party to carry out the activities expressly permitted hereunder; (ii) disclose the Confidential Information of the other Party to those persons who have a need to know such Confidential Information in order to carry out the activities expressly permitted hereunder on behalf of the Receiving Party and who are bound by confidentiality obligations no less stringent than those contained herein; and (iii) disclose the Confidential Information as required by law or orders from any government departments, legislative bodies or governing courts, provided that, in such event, the Receiving Party subject to such obligation shall promptly notify the Disclosing Party to allow intervention to contest or minimize the scope of the disclosure or apply for a protective order. Each Party agrees to take precautions to prevent unauthorized disclosure or use of the Confidential Information, and such precautions shall be consistent with the precautions used to protect the Receiving Party’s own confidential information of like significance, but in no event less than the care exercised by a reasonable business person in the protection of its valuable confidential information. In the event that the Receiving Party learns or has reason to believe that any person who has had access to the Confidential Information of the Disclosing Party has violated or intends to violate the terms of this Agreement, the Receiving Party shall immediately notify the Disclosing Party and shall cooperate with the Disclosing Party in seeking any relief against any such person or violation.

6.2           Notwithstanding anything to the contrary set forth herein, Confidential Information shall not include and the obligations of non-disclosure and confidentiality set forth in this Section shall not extend to (i) any information lawfully in the Receiving Party’s possession prior to the date of disclosure thereof by the Disclosing Party which is not otherwise subject to a confidentiality agreement, (ii) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Receiving Party, (iii) any information that becomes available to the Receiving Party on a non-confidential and lawful basis from a source other than the Disclosing Party and not otherwise through a breach of a confidentiality and/or non-disclosure obligation by a third party, (iv) any information independently developed by the Receiving Party and as to which the Receiving Party can demonstrate by reasonable documentary proof is not based on the Disclosing Party’s Confidential Information, and is not otherwise subject to any protection by law, or (v) any information disclosed by the Disclosing Party to the Receiving Party that is expressed in writing by the Disclosing Party to be non-confidential.

ARTICLE VII.  RECORDS AND REPORTS

7.1           Purchaser agrees to keep and maintain, in accordance with generally accepted accounting principles and procedures, complete and accurate customary records and books of account of all Revenues and of all sales, whether for cash or on credit, and all sales transactions underlying the Revenues.  Seller shall be entitled, upon reasonable written notice, during business hours, through its duly authorized agents, attorneys, or accountants, to audit any and all such information in Purchaser’s records and books of account, bearing on Purchaser’s Revenues and sales underlying the Revenues.  Seller shall be limited to one audit per calendar year unless Seller has reason to believe Purchaser is or has not reported accurately its Revenues or underlying sales.  In such event, Seller may audit Purchaser’s records each quarter.  If any such audit discloses that the payable Royalties were understated in Purchaser’s reports to Seller, Purchaser shall immediately pay to Seller one hundred and five percent (105%) of the additional payments due.  In addition, if the understatement was more than five percent (5%) of the amount actually reported by Purchaser to Seller, Purchaser shall pay to Seller on demand Seller’s expenses incurred in such audit.

7.2           Notwithstanding any other provision of this Agreement, or termination of this Agreement for any reason, Purchaser shall maintain the records and reports referred to herein for a period of five (5) years after such records and reports are generated, or for any longer period as may be required under applicable law.

ARTICLE VIII.  TAXES

8.1           Each Party shall be responsible to pay all applicable taxes, levies, duties in connection with the Party’s respective benefits and obligations under this Agreement.

ARTICLE IX.  TERM AND TERMINATION
9.1           This Agreement shall remain in full force and effect for three (3) years after the Effective Date, unless this Agreement is terminated earlier for any reason provided for herein.

9.2.           Either Party may terminate this Agreement by giving not less than thirty (30) calendar days’ written notice to the other Party of a material breach of any of the terms or conditions of this Agreement by the other Party, if the other Party fails to cure its breach within the thirty (30) calendar days’ notice period.

9.3           The Seller may terminate this Agreement upon written notice in the event of any of the following occurrences:  (i) that a petition for Purchaser’s bankruptcy has been filed and is not discharged within thirty (30) days, whether voluntary or involuntary; (ii) an assignment of the Purchaser’s assets is made for the benefit of creditors; (iii) the appointment of a trustee or receiver is made to take charge of the Purchaser’s business for any reason; or (iv) the Purchaser becomes insolvent or ceases to conduct business in the normal course.
9.4           Notwithstanding the foregoing, the termination of this Agreement shall not relieve either Party of any liability or obligation which accrued prior to such termination, and such termination shall not affect any provision which shall be effective after such termination as stipulated or implied herein.

9.5           Upon termination of this Agreement for any reason, other than its expiration at the end of the three (3) year term following the Effective Date, all rights to the Assets shall revert to Seller and Purchaser shall have no further right to the Assets or the Revenues; rather, in such event, Seller shall be entitled to all subsequent Revenues and shall assume all rights, duties, obligations and liabilities pertaining to the Customers.  Such termination shall not relieve the Purchaser of any financial obligation to the Seller which accrued prior to such termination.

9.6           Upon the termination of this Agreement at the expiration of the three (3) year term following the Effective Date, Purchaser shall retain all rights, duties, obligations and liabilities pertaining to the Assets.

ARTICLE X. NOTICES

All notices, demands, requests or other communications given to, made or required hereunder shall be in writing and shall be deemed sufficiently given if sent by an internationally-recognized courier service, such as DHL or Federal Express, prepaid, for second business day delivery, properly addressed to the last-known address of the Party to which it is sent, or sent by telefacsimile during business hours in the recipient’s time zone to the last known telefax number of the Party with a confirmation copy sent the same business day by international courier as provided above.   All notices, demands or requests so sent by international courier shall be deemed received when delivery is confirmed by the courier or receipt is refused, whichever is sooner.  All notices so sent by telefacsimile shall be deemed received on the date transmitted, provided a confirmation report indicating successful transmission is retained by the Party giving notice and a copy is sent by international courier the same business day as provided above.  Until a Party receives written notice in the manner herein prescribed to the contrary from the other Party, notices shall be sent to:

In case of Seller:
NeoMedia Technologies, Inc.
Attention CEO or CFO
Two Concourse Parkway
Suite 500
Atlanta, GA 30328
Phone:  678 638 0460
Fax:  678 638 0466

In case of PURCHASER:
Greg Lindholm
586 Lakewood Drive
Oldsmar, FL 34677
Attn: Greg Lindholm
Phone: 239-826-7037
Fax: N/A

Either Party may change its address by giving written notice to the other Party in accordance with this Article, in which case such new address may be relied upon by the other Party as the last known address of such Party for purposes of this Article.

ARTICLE XI. ASSIGNMENT

11.1           The rights and obligations granted and imposed upon the Parties pursuant to this Agreement shall not be assignable or otherwise capable of delegation, transferable, or subject to encumbrance by act of either Party without the express written consent of the other Party, which shall not be unreasonably withheld.

11.2           For purposes of this Article XI, an “assignment” (and, as appropriate, “assign”) shall include, but shall not be limited to, any “Change in Control” which shall mean: (i) the acquisition, directly or indirectly, by any person or entity within any twelve month period of securities at issue (i.e., in the case of an assignment by the Purchaser, the Purchaser’s outstanding stock; in the case of a purchase by the Purchaser, the company being purchased) representing an aggregate of fifty percent (50%) or more of the combined voting power of Purchaser’s then outstanding securities; (ii) the sale or transfer of twenty percent (20%) or greater of either the assets or voting securities of Purchaser; or (iii) the consummation of (A) a merger, consolidation or other business combination of the Purchaser with any other entity or affiliate thereof, or (B) a plan of complete liquidation of Purchaser at issue or an agreement for the sale or disposition by Purchaser of all or substantially all of its assets.

ARTICLE XII. GOVERNING JURISDICTION AND DISPUTE RESOLUTION

12.1           All disputes arising in connection with this Agreement shall be finally settled in Atlanta, Georgia, through arbitration in accordance with the rules and procedures of the American Arbitration Association (the “Rules”).

12.2             Any decision rendered by any arbitration tribunal pursuant to this Article shall be final and binding on the Parties thereto, and judgment thereon may be entered by any court of competent jurisdiction.  The Parties specifically agree that any arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

12.3             Notwithstanding the terms of this Article or the provisions of the Rules, at any time before and after a demand notice is presented, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions).   The Parties acknowledge and agree that any such action by a Party shall not be deemed to be a breach of such Party’s obligation to arbitrate all disputes under this Article or infringe upon the powers of any arbitral panel.

12.4            This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, United States of America without regard to its principles of conflicts of law.

ARTICLE XIII.  SEVERABILITY, WAIVER, PARTS, ENTIRE AGREEMENT, AMENDMENT, FORCE MAJEURE, RELATIONSHIP OF PARTIES, NO THIRD-PARTY BENEFICIARIES

13.1           If a court or arbitrative panel of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable, the provisions of this Agreement shall be separable and such invalid or unenforceable term(s) shall be ineffective in the affected jurisdictions to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.  The remaining provisions of this Agreement and the invalidated provisions in other non-affected jurisdictions shall remain in full force and effect until the Agreement terminates or expires.

13.2           The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that particular provision or any other provision of the Agreement.  Failure by any Party at any time to enforce any of the provisions of this Agreement shall not affect or impair such provisions in any way, or the right of any Party at any time to avail itself of any remedies it may have for breach of such provisions pursuant to this Agreement, either in equity or in law.

13.3           This Agreement may be executed in two (2) counterparts, which together shall form a single agreement as if both Parties had executed the same document.

13.4           This Agreement constitutes the entire understanding between the Parties, and supersedes all previous undertakings, agreements, and understandings, whether oral or written, between the Parties hereto.  No modification, amendment or alteration of this Agreement shall be effective unless agreed to in a writing signed by both Parties.

13.5           Notwithstanding any provisions herein, neither Party shall be held liable or responsible to the other Party for failure or delay in fulfilling or performing any obligation under this Agreement if such failure or delay is caused by actions, inactions or events which are beyond the reasonable control of the affected Party, the effect of which is to prevent or interfere with such Party’s performance hereunder, including but not limited to any weather; natural disasters; government action or inaction or other governmental laws, orders, restrictions, embargos or blockades; war; national or regional emergency; city riot or other civil disobedience; revolution or rebellion; strike or other work stoppage; fire; explosion; flood; sabotage; pestilence; accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities; accidents of navigation or breakdown or damage of vessels, or other conveyances for air, land or sea or other impediments or hindrances to transportation; or any other circumstances of like or different character commonly referred to as an act of God or force majeure.  Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition and shall make all reasonable efforts to perform despite such occurrence.  In the event that such condition continues for more than three (3) months, the Parties may consult with each other to determine whether or not to terminate this Agreement.

13.6           The relationship between Seller and Purchaser is that of independent contractors with respect to all matters related to this Agreement.  Each Party agrees that it shall have no authority, whether express or implied, to make contracts, representations, warranties or any other obligations in the name of, or binding upon, the other Party.

13.7           This Agreement is made for the benefit of the Parties hereto and is not intended to benefit any third parties and shall not be available for enforcement or benefit of any third parties not a Party to this Agreement as evidenced by a duly authorized signature hereto.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the Parties hereto have executed this Agreement as of the day and year first written above.

NeoMedia Technologies, Inc.			Greg Lindholm

By:	/s/ Michael W. Zima	By:	/s/ Greg Lindholm
	Signature		Signature

	Michael W. Zima		Greg Lindholm
	Name		Name

	Chief Finanal Officer		N/A
	Title		Title

	July 17, 2009		July 17, 2009
	Date		Date